FOR IMMEDIATE RELEASE

April 25, 2007

GS Financial Corp. Announces First Quarter Results and Declares Dividend
(NASDAQ: GSLA)

METAIRIE, La. - GS Financial Corp., the holding company of Guaranty Savings Bank (www.guarantysb.com), reported earnings for the quarter ended March 31, 2007 of $96,000, or $.08 per share, compared with $276,000, or $.23 per share for the same period in 2006.

President Stephen E. Wessel noted “We continue to build the foundation for our long-term growth strategy by increasing our product offerings, technological capabilities and branch locations as well as adding talented banking professionals. These investments in our future have temporarily slowed earnings, but I am very excited about our opportunities to attract and service more customers enabling us to experience profitable growth in the near future.”

Net interest income for the quarter ended March 31, 2007 was $1.4 million compared to $1.5 million for the same period in 2006. The Company’s net interest margin decreased slightly to 3.48% for the first quarter of 2007 from 3.49% for the same period in 2006. The decrease was the result of increasing deposit costs, prevalent throughout the banking industry, partially offset by a reduction in higher cost borrowings from the FHLB.

Interest expense for the three months ended March 31, 2007 was $1.3 million, an increase of 9.5% over interest expense for the three months ended March 31, 2006. Non-interest expenses for the first quarter of 2007 were $1.3 million, up approximately $144,000 from the first quarter of 2006 total of $1.1 million.

Loan quality continued to be sound during the first quarter of 2007. The Company experienced a decrease in non-performing loans from $2.2 million at March 31, 2006 to $334,000 at March 31, 2007. In addition, total non-performing assets at March 31, 2007 increased to $282,000 compared to $179,000 at December 31, 2006. Some credit quality concerns persist in our market as the area continues to recover from Hurricane Katrina. The ultimate ability of the area to economically recover is a major factor influencing the performance of the Bank’s loan portfolio.

Total Assets at March 31, 2007 were $168.6 million compared to $168.4 million at December 31, 2006, an increase of approximately $235,000, or 0.1%. Net loans increased $3.5 million, or 3.7% in the first quarter of 2007. At March 31, 2007 net loans were $97.5 million compared to $94.0 million at year-end 2006. Deposit accounts increased approximately $1.9 million, or 1.5% during the first quarter, totaling $124.7 million at March 31, 2007 compared to $122.8 million at December 31, 2006. Borrowings from the Federal Home Loan Bank were reduced from $17.0 million at December 31, 2006 to $15.7 million at March 31, 2007. Stockholders’ equity was 16.1% of total assets at both March 31, 2007 and December 31, 2006.

During February, 2007 the Bank converted its former loan production office in Ponchatoula, Louisiana, to a full-service branch office. During March, 2007 the Company purchased a vacant site in Harvey, Louisiana for future branch expansion.

Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. announced that the Board of Directors, at its meeting on April 24, 2007, declared a quarterly cash dividend of $.10 per share. The dividend is payable to shareholders of record as of May 8, 2007 and is payable on May 23, 2007.

Chairman Zahn further announced that Directors Donald C. Scott and Hayden W. Wren, III were re-elected at the Annual Meeting of Shareholders held on April 24, 2007, to a three-year term expiring in 2010.

Contact: Andy Bower, Chief Financial Officer, (504) 883-5535

FORWARD-LOOKING INFORMATION

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. In addition to risks and uncertainties described by the Company in prior filings with the SEC, other risks and uncertainties potentially impacting the Company are those related to the Company in its primary market area impacted by Hurricane Katrina, including the continuing effect of the storm and its aftermath on the Company's operating expenses and on the Company's borrowers and other customers. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

GS Financial Corp.
Consolidated Statements of Financial Condition

($ in thousands)	March 31, 2007 (Unaudited)	December 31, 2006 (Audited)
ASSETS
Cash and Amounts due from Depository Institutions	$1,705	$1,893
Interest-Bearing Deposits in Other Banks	6,868	6,544
Federal Funds Sold	3,855	2,680
Securities Available-for-Sale, at Fair Value	50,043	55,090
Loans, Net	97,490	93,987
Accrued Interest Receivable	1,771	2,004
Premises & Equipment, Net	4,189	3,578
Stock in Federal Home Loan Bank, at Cost	996	982
Real Estate Held-for-Investment, Net	460	464
Other Assets	1,238	1,158
Total Assets	$168,615	$168,380

LIABILITIES
Interest-Bearing Deposits	$121,101	$119,364
Noninterest-Bearing Deposits	3,625	3,390
FHLB Advances	15,689	17,042
Other Liabilities	990	1,420
Total Liabilities	141,405	141,216

STOCKHOLDERS' EQUITY
Common Stock	$34	$34
Additional Paid-in Capital	34,751	34,701
Unearned RRP Trust Stock	(573)	(523)
Treasury Stock	(32,493)	(32,493)
Retained Earnings	25,734	25,764
Accumulated Other Comprehensive Loss	(243)	(319)
Total Stockholders' Equity	27,210	27,164
Total Liabilities & Stockholders' Equity	$168,615	$168,380

Selected Asset Quality Data
Total Non Performing Assets	$282	$179
Non Performing Assets to Total Assets	0.17%	0.11%

GS Financial Corp.
Condensed Consolidated Statements of Income
(Unaudited)

	For the Three Months Ended March 31,
($ in thousands, except per share data)	2007	2006
Interest and Dividend Income	$2,654	$2,712
Interest Expense	1,284	1,173

Net Interest Income	1,370	1,539
Provision for Loan Losses	-	-
Net Interest Income after Provision for Loan Losses	1,370	1,539

Non-interest Expense	1,276	1,132
Net Income Before Non-Interest Income and Income Taxes	94	407

Non-interest Income	29	7
Income Before Income Tax Expense	123	414

Income Tax Expense	27	138
Net Income	96	276
Earnings Per Share - Basic	$0.08	$0.23
Earnings Per Share -Diluted	$0.08	$0.23

Selected Operating Data
Weighted Average Shares Outstanding	1,234,453	1,215,567
Return on Average Assets [1]	0.23%	0.63%
Non-Interest Expense/Average Assets[1]	3.10%	2.57%
Net Interest Margin[1]	3.48%	3.49%
[1] Annualized